LORD ABBETT MUNICIPAL INCOME TRUST (the "TRUST")
                  (formerly, Lord Abbett Tax-Free Income Trust)

Item 77I: Terms of new or amended securities

AMENDMENT TO REGISTRANT'S DECLARATION AND AGREEMENT OF TRUST

An Amendment to the Declaration and Agreement of Trust dated November 19, 2004 for the Lord Abbett Municipal Income Trust is hereby incorporated by reference to the Post-Effective Amendment No. 28 to the Trust's Registration Statement filed on December 30, 2004. The Amendment established a new series of the Trust designated "Lord Abbett High Yield Municipal Bond Fund" with the following classes of shares: Class A, Class B, Class C and Class P.